Exhibit 10.7

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of August 8, 2016, to be effective as of July 1, 2016, by and between Aqua Metals, Inc., a Delaware corporation (“Company”), and Thomas Murphy (“Executive”).

RECITAL

A.            The parties hereto have previously entered into that certain Executive Employment Agreement dated January 15, 2015 (the “Employment Agreement”).

B.            The parties hereto desire to amend the Employment Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties agree as follows:

1.            Section 4.1 of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 4.1:

“4.1           Salary. The Employee will be paid an annual salary of Three Hundred Eighty Thousand Dollars ($380,000). Salary shall be paid on a semi-monthly basis as adjusted from time to time. During employment, the Company will pay Employee the annual base salary in accordance with the terms of the Employee Manual less state and federal withholding and authorized deductions.”

2.            Section 4.5 of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following new Section 4.5:

“4.5           Severance on Termination Without Cause Or For Good Reason. If the Company terminates the Employee for any reason without Cause (including death or Disability) or Employee resigns from the Company for Good Reason, the Employee shall be entitled to (i) a severance payment of two year's annual salary at the greater of the salary rate effective on the date of termination or the salary rate of $380,000; and (ii) the cost or value of two year's benefits including, without limitation, the cost of all insurance premiums and all other benefits in effect on the date of termination for which the Employee is eligible, less all federal and state withholding. The receipt of any severance or other benefits pursuant to this Section will be subject to Employee signing, and not revoking, a customary separation agreement and release of claims in a form acceptable to the Company in its reasonable discretion. No severance or other benefits will be paid or provided until the separation agreement and release agreement becomes effective.”

3.             This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.             Except as set forth in this Amendment, all other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first written above.

“Company”

Aqua Metals, Inc.,
a Delaware corporation

By:	/s/Stephen R. Clarke
Stephen R. Clarke,
Chief Executive Officer

“Executive”

/s/ Thomas Murphy
Thomas Murphy

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